Exhibit 99.1

 Linens 'n Things Announces Fourth Quarter and Full Year 2003 Results

   CLIFTON, N.J.--(BUSINESS WIRE)--Feb. 4, 2004--
   Comparable Net Sales Increase 4.7% and Net Income Increases 14.5%
                     for the Fourth Quarter 2003;
             Fourth Quarter Eps Exceeds Consensus Estimate

   Linens 'n Things, Inc. (NYSE: LIN) today announced net income increased to $46.1 million or $1.02 per share on a fully diluted basis for the thirteen-week period ended January 3, 2004 from $40.2 million or $0.90 per diluted share for the fourteen-week period ended January 4, 2003. Total net sales increased approximately 9.0% to $788.3 million for the fourth quarter of fiscal 2003 up from $723.3 million for the fourth quarter of fiscal 2002. Comparable net sales increased approximately 4.7%.
   Net income increased to $74.8 million or $1.67 per share on a fully diluted basis for the 52-week period ended January 3, 2004 from $69.2 million or $1.60 per diluted share for the 53-week period ended January 4, 2003. Total net sales increased approximately 9.6% to $2.4 billion for the fiscal year ended January 3, 2004 up from $2.2 billion for the fiscal year ended January 4, 2003. Comparable net sales increased 1.3%.
   "Overall, we are pleased with our results for the quarter," commented Norman Axelrod, Chairman and Chief Executive Officer. "The comparable net sales increase of 4.7% for the fourth quarter of 2003 represents our best quarterly comparable net sales performance in two years. A key indicator of our performance in the fourth quarter is that sales were generated from both an increase in guest traffic, as well as an increase in average transaction. As we enter 2004, we believe we have the initiatives and resources in place to deliver our financial targets," concluded Mr. Axelrod.
   During the fourth quarter, the Company opened five new stores. For the fiscal year ended January 3, 2004, the Company opened 58 new stores and closed nine stores compared with opening 55 new stores and closing seven stores during fiscal year 2002. Total square footage in 2003 increased 11.0% over last year to 15.1 million. The Company currently expects to open approximately 45 to 50 new stores in the U.S. and Canada in 2004, further expanding its presence as a leading retailer of home furnishings.

   2004 Business Outlook

   This outlook is based on current expectations and includes
"forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. The Company can give no assurances that such expectations will prove correct.
   The current estimates for the full year of 2004 are as follows:
   Sales are targeted to grow by approximately 11% to 14% with square footage increasing approximately 10%. Diluted earnings per share including the impact of EITF 02-16, "Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor," are currently targeted to be in the range of $1.66 to $1.71. Based on the Company's current evaluations, the estimated impact from the implementation of EITF 02-16 is expected to reduce diluted earnings per share on a non-cash basis by approximately $0.25 for fiscal 2004. Therefore, excluding the impact of EITF 02-16, diluted earnings per share are targeted in the range of $1.91 to $1.96. These plans assume comparable net sales to be in the low to mid single digits. Capital expenditures are expected to be approximately $80 million.
   For the first quarter of 2004, sales are targeted to grow between 13% and 15% and comparable net sales are targeted to be in the range of 3% to 5%. Diluted earnings per share including the impact of EITF 02-16 are currently targeted to be in the range of a loss of $0.02 to $0.03. Based on the Company's current evaluations, the estimated impact from the implementation of EITF 02-16 is expected to reduce diluted earnings per share on a non-cash basis by approximately $0.12 for the first quarter of 2004. Therefore, excluding the impact of EITF 02-16, the Company is comfortable with a range of estimates of approximately $0.09 to $0.10 for diluted earnings per share for the first quarter of 2004.

   Linens 'n Things, with 2003 sales of $2.4 billion, is one of the leading, national large format retailers of home textiles, housewares and home accessories. At the end of the 2003 fiscal year, the Company was operating 440 stores in 45 states and four provinces across the United States and Canada. More information about Linens 'n Things can be found online at www.lnt.com.

   The foregoing contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The statements are made a number of times and may be identified by such forward-looking terminology as "expect," "believe," "may," "intend," "plan," "target", "outlook", "comfortable with" and similar terms or variations of such terms. All of our information and statements regarding our outlook for the future including future revenues, comparable sales performance, earnings and other future financial and stores' performance, constitutes forward-looking statements. All our forward-looking statements are based on our current expectations, assumptions, estimates and projections about our Company and involve certain significant risks and uncertainties, including levels of sales, store traffic, acceptance of product offerings and fashions and our ability to anticipate and successfully respond to changing consumer tastes and preferences, the success of our new business concepts, seasonal concepts, and new brands, the performance of our new stores, competitive pressures from other home furnishings retailers, the success of the Canadian expansion, availability of suitable future store locations, schedule of store expansion and of planned closings, the impact of the bankruptcies and consolidations in our industry, unusual weather patterns, the impact on consumer spending as a result of the slower consumer economy, a highly promotional retail environment, any significant variations between actual amounts and the amounts estimated for those matters identified as our critical accounting estimates as well as other significant accounting estimates made in the preparation of our financial statements, and our ability to successfully implement our strategic initiatives. Actual results may differ materially from such forward-looking statements. These and other important risk factors are included in the "Risk Factors" section of the Company's Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on June 18, 2002, and in our most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. You are urged to consider all such factors. In light of the uncertainty inherent in such forward-looking statements, you should not consider their inclusion to be a representation that such forward-looking matters will be achieved. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.



                LINENS 'N THINGS, INC. AND SUBSIDIARIES
            CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                 (in thousands, except per share data)

                              Quarter Ended          Year Ended
                          --------------------- ----------------------
                               (unaudited)
                          --------------------- ----------------------
                          January 3, January 4, January 3,  January 4,
                            2004       2003       2004        2003
                          ---------- ---------  ---------- -----------

Net sales                  $788,313  $723,322  $2,395,272  $2,184,716

Cost of sales, including
 buying and warehousing
 costs                      471,950   432,963   1,430,422   1,311,370
                           --------- --------- ----------- -----------

Gross profit                316,363   290,359     964,850     873,346

Selling, general and
 administrative expenses    241,552   224,856     842,897     759,077
                           --------- --------- ----------- -----------

Operating profit             74,811    65,503     121,953     114,269

Interest expense, net           276       408         876       2,250
                           --------- --------- ----------- -----------

Income before provision for
 income taxes                74,535    65,095     121,077     112,019

Provision for income taxes   28,472    24,855      46,252      42,773
                           --------- --------- ----------- -----------

Net income                  $46,063   $40,240     $74,825     $69,246
                           ========= ========= =========== ===========

Per share of common stock:

Net income per share:
---------------------

Basic                         $1.03     $0.91       $1.69       $1.63
Diluted                       $1.02     $0.90       $1.67       $1.60

Shares outstanding:
---------------------
 Basic                       44,520    44,078      44,247      42,428
 Diluted                     45,336    44,543      44,869      43,314



                LINENS 'N THINGS, INC. AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED BALANCE SHEETS
                            (in thousands)

                                               January 3,  January 4,
                                                 2004        2003
                                               ----------- -----------
Assets
Current assets:
     Cash and cash equivalents                   $136,129     $86,605
     Inventories                                  701,928     615,256
     Accounts Receivable                           55,786      41,168
     Prepaid expenses and other                    33,982      27,279
     Current deferred taxes                         1,295       2,671
                                               ----------- -----------
          Total current assets                    929,120     772,979

Property and equipment, net                       377,244     348,445
Other non-current assets                           28,909      29,057
                                               ----------- -----------

          Total assets                         $1,335,273  $1,150,481
                                               =========== ===========

Liabilities and Shareholders' Equity
Current liabilities:
     Accounts payable                            $276,397    $233,877
     Accrued expenses and other current
      liabilities                                 189,761     163,783
     Short-term borrowings                             --       1,831
                                               ----------- -----------
          Total current liabilities               466,158     399,491

Other long-term liabilities                       107,396      82,269
                                               ----------- -----------

          Total liabilities                       573,554     481,760

Shareholders' equity                              761,719     668,721
                                               ----------- -----------

          Total liabilities and shareholders'
           equity                              $1,335,273  $1,150,481
                                               =========== ===========



                LINENS 'N THINGS, INC. AND SUBSIDIARIES
            CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                            (in thousands)

                                                     Year Ended
                                             -------------------------
                                             January 3,    January 4,
                                               2004           2003
                                             ----------  -------------

Cash Flows From Operating Activities

Net income                                      $74,825     $69,246

Depreciation and amortization                    54,404      45,914

Change in working capital                       (10,427)    (34,401)
                                               ---------    --------
    Net cash provided by operating activities   118,802      80,759
                                               ---------    --------
Cash Flows From Investing Activities

     Additions to property and equipment        (81,494)    (82,187)
                                               ---------    --------

Cash Flows From Financing Activities

Proceeds from stock options exercised
 under stock incentive plans                     13,623       4,594
Net proceeds from common stock issuance              --      95,833
Decrease in short-term borrowings                (2,119)    (27,930)
Issuance of treasury stock                          159         177
                                               ---------    --------
     Net cash provided by financing activities   11,663      72,674
                                               ---------    --------

Effect of exchange rate changes on cash and
  cash equivalents                                  553         (78)

Net increase in cash and cash equivalents        49,524      71,168

Cash and cash equivalents at beginning of year   86,605      15,437
                                               ---------   --------
Cash and cash equivalents at end of year       $136,129     $86,605
                                               =========   ========

    CONTACT: Linens 'n Things, Inc.
             William T. Giles, 973-815-2929